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                                                                    EXHIBIT 99.1

                             URANIUM RESOURCES, INC.

                       PRESS RELEASE FOR IMMEDIATE RELEASE

DALLAS, TEXAS                                               PINK SHEETS
                                                            SYMBOL-URIX
APRIL 13, 2001

           URANIUM RESOURCES, INC. ANNOUNCES STOCK PURCHASE AGREEMENT

DALLAS, April 13, 2001 -- Uranium Resources, Inc. (the "Company") announced that it has completed a private placement of 26,062,500 shares of Common Stock of the Company at $0.08 per share, consisting of $1,835,000 in cash and the cancellation of $250,000 of debt. A significant portion of the funds raised in the transaction were arranged through Mr. Rudolf J. Mueller, Winchester Group, with the balance from individual private investors.

         The Company will register for resale these shares and an additional 15,091,950 shares of common stock. The Company has engaged the firm of Hein+Associates LLP to perform an audit of its 1999 and 2000 year-end financial statements to permit the filing of the registration statement. Upon completion of the audit the Company intends to request the OTC Bulletin Board to include the common stock in its quotation service.

         This placement and the August 2000 equity infusion of $750,000 complete the planned transactions needed to fund the Company's non-restoration overhead costs and land holding costs needs for approximately the next two years. Together with the restoration funding agreement completed in October 2000 with the Texas regulatory authorities and the Company's bonding company the Company now has the financial resources for both the restoration and operating needs of the Company through approximately the first quarter of 2003, assuming that the Company is able to extend the restoration agreement for another year after its current expiration date of December 31, 2001. The funds raised in this private placement are to be used to fund the non-restoration overhead costs and land holding costs of the Company until such time as the price of uranium increases to a profitable level. Additional capital will be required to permit the Company to commence mining operations.

         Uranium Resources, Inc. is a Dallas area based uranium-mining company, whose shares are quoted on the Pink Sheets under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium resources in South Texas and New Mexico.

                  CONTACTS:       Paul K. Willmott, President, or
                                  Thomas H. Ehrlich, Vice President - CFO
                                  Uranium Resources, Inc.
                                  (972) 219-3330
                                        (30)



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